           [Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2]

                              AMENDED AND RESTATED

                           PULP SALES SUPPLY CONTRACT


                                    Between


                           GRAYS HARBOR PAPER, L.P.,

                       a Washington limited partnership,

                           successor by assignment to

                         Grays Harbor Industrial, Inc.,

                           a Washington corporation,

                                    "Buyer"


                                      and


                              POPE & TALBOT, INC.

                             a Delaware corporation

                                    "Seller"


                           Dated: September 28, 1994

                               TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
1.       Purchase and Sale; Quantity and Quality........................................................     2

2.       Term...........................................................................................     3

3.       Price..........................................................................................     4

4.       Payment Terms..................................................................................     9

4A.      Pulp Payable Subordination.....................................................................     11

4B.      Option to Purchase.............................................................................     13

4C.      Credit.........................................................................................     13

5.       Security.......................................................................................     13

6.       Storage, Bailment, Delivery....................................................................     14

7.       Specifications.................................................................................     16

8.       Warranty and Liability.........................................................................     17

9.       Relationship of Parties........................................................................     19

10.      Costs and Attorney Fees........................................................................     19
         10.1 No Suit or Action Filed...................................................................     19
         10.2 Arbitration or Mediation; Trial and Appeal................................................     20
         10.3 Definitions...............................................................................     20

11.      Assignment.....................................................................................     21

12.      Standards of Performance.......................................................................     21

13.      Additional Terms and Conditions................................................................     21

14.      Entire Agreement...............................................................................     21

15.      Notice.........................................................................................     21

16.      Time of Essence................................................................................     22

17.      Conditions Precedent to Seller's Obligations...................................................     22

EXHIBIT A -      BENCHMARK NET PRICES
EXHIBIT B -      SPECIFICATIONS
EXHIBIT B-1 -    MARKETING AGREEMENT
EXHIBIT C -      (Confidential Treatment Requested) NOTE - SPECIMEN FORM
EXHIBIT D -      PULP PAYABLE SUBORDINATION LETTER - SPECIMEN FORM
EXHIBIT E -      OPTION TO ACQUIRE PARTNERSHIP INTEREST
EXHIBIT F -      ADDITIONAL TERMS AND CONDITIONS

                              AMENDED AND RESTATED
                           PULP SALES SUPPLY CONTRACT


DATE:            As of September 28, 1994

PARTIES:         GRAYS HARBOR PAPER, L.P.,
                 a Washington limited partnership,
                 successor by assignment to
                 Grays Harbor Industrial, Inc.,
                 a Washington corporation
                 3105 Murphy
                 Hoquiam, WA  98550                                    ("Buyer")
                 Fax No. 206-532-1278

                 POPE & TALBOT, INC.
                 a Delaware corporation
                 1500 S.W. First Avenue                               ("Seller")
                 Portland, OR 97201
                 Fax No. 503-220-2729


PREAMBLES:

         A. On or about August 31, 1993, Buyer acquired the Grays Harbor Paper Company uncoated free sheet paper mill (the "Hoquiam paper miller") located in Hoquiam, Washington and it currently operates the mill to produce uncoated free sheet paper ("UCFS").

         B. In connection with Buyer's acquisition of said assets, Buyer entered into an agreement dated as of June 3, 1993 with Seller ("original supply contract") wherein Buyer agreed to purchase from Seller and Seller agreed to sell to Buyer all Buyer's requirements for Pulp (hereinafter defined) during the term of the original supply contract for the price and subject to the terms and conditions set forth therein.

         C. Concurrently with the execution of the original supply contract, Buyer entered into a marketing agreement ("Marketing Agreement"), a copy of which is attached hereto as Exhibit B-1, with the Weyerhaeuser Company ("Weyerhaeuser") pursuant to which





1 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

Weyerhaeuser agreed to purchase the entire output of UCFS paper produced by Buyer at its Hoquiam, Washington paper mill. Seller relied on the execution of the Marketing Agreement as a condition precedent to execution of the original supply contract and is relying on the Marketing Agreement being in full force and effect as a condition to the execution of this amended and restated supply contract. As used herein, the term "Supply Contract" means this Amended and Restated Pulp Sales Supply Contract.

         D. Disputes have arisen under the original supply contract, including disputes regarding delays in payment for Pulp sold by Seller to Buyer. As a condition to the resolution of those disputes and for good and valuable consideration, Buyer and Seller hereby amend and restate the original supply contract in its entirety and more particularly set forth herein.

AGREEMENTS:

         1.      Purchase and Sale; Quantity and Quality.

                 1.1 For the duration of this Supply Contract, Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and take from Seller the entire requirements of Buyer's Hoquiam paper mill for Halsey bleached Kraft sawdust and hardwood or softwood chip baled pulp ("Pulp"), not to exceed 115,000 air dried short tons ("ADST") per calendar year when the Hoquiam paper mill is operating at full capacity. If Buyer requires more





2 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT than 115,000 ADST and Seller cannot meet Buyer's needs for Pulp in excess of 115,000 ADST, then Buyer shall have the right to acquire Pulp from another source. Nothing herein shall prohibit or limit Buyer's right to acquire and use recycled pulp as Buyer in its sole option shall determine, provided that Buyer gives Seller at least six months prior written notice of its intent to use recycled pulp.

                 1.2 For the duration of this Supply Contract while Buyer is operating two paper machines, Seller shall deliver Pulp at approximately 320 ADST per day. Buyer may adjust tonnage from week to week to accommodate the mill's production changes on a day-to-day basis. The 115,000 ADST maximum annual tonnage level provided herein is intended to reflect Buyer's entire requirement for Kraft pulp at the Hoquiam paper mill when operating at full capacity. Seller reserves the right to provide Pulp in satisfaction of its obligations under this Supply Contract either through its pulp manufacturing facilities in Halsey, Oregon or from other sources, provided such pulp meets the specification requirements or the functional equivalent thereof of this Supply Contract.

         2.      Term.

                 2.1 Subject to earlier termination as provided herein, this Agreement shall commence upon execution and shall continue until ten (10) years from the "Start Date." "Start Date" shall mean December 20, 1993, which was the first day of the first week during which Buyer produced and delivered commercial quantities





3 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT of UCFS paper made with Seller's Pulp to Weyerhaeuser under the Marketing Agreement.

                 2.2 Buyer will promptly notify Seller in writing of any material modification or amendment of the Marketing Agreement and of any election by Weyerhaeuser or by Buyer to cancel or terminate the Marketing Agreement. Notwithstanding any other provisions to the contrary herein, (a) in the event of any material modification or amendment of the Marketing Agreement which Seller in good faith determines will adversely affect Seller, Seller may terminate this Supply Contract upon twelve (12) months written notice of termination to Buyer; and (b) in the event of any cancellation or termination of the Marketing Agreement during the term of this Supply Contract, Seller may terminate this Supply Contract as of the termination of the Marketing Agreement by giving Buyer written notice of termination no later than sixty (60) days after Seller's receipt of written notice from Buyer that Buyer or Weyerhaeuser has elected to terminate the Marketing Agreement.

         3.      Price.

                 3.1 The price of the Pulp purchased and sold under this Supply Contract shall be a delivered price for Pulp delivered at Buyer's Hoquiam paper mill. The price shall be a base price of (Confidential Treatment Requested) per ADST, adjusted in accordance with subparagraphs 3.1.1 through
3.1.6 below, subject to modification as provided in paragraph 3.2 below.





4 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

                 3.1.1 In the event Buyer elects to increase or decrease the percentage of sawdust in the mixture, the following shall apply:
         (Confidential Treatment Requested)

                 3.1.2 The base price for Pulp also will be adjusted upward in an amount equal (Confidential Treatment Requested) of any increase in the actual net sales price per item realized by Buyer for UCFS paper produced from the Pulp over the Benchmark Net Prices as reflected in Exhibit A. It is agreed that within fourteen (14) days after the end of each complete four-week period, Buyer will calculate the amount realized by Buyer from Weyerhaeuser based on actual sales for the prior four-week period to determine what additional amounts, if any, are owed to Seller under this paragraph, or what amounts are owed from Seller to Buyer. (Confidential Treatment Requested)

                 3.1.3 For purposes of this Supply Contract, the phrases "actual net sales price per item realized by Buyer for UCFS paper produced from the Pulp" means (Confidential Treatment Requested)





5 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

         (Confidential Treatment Requested) i.e., shall have the same meaning as the term "Purchase Price" as used in the Marketing Agreement, except for warehousing costs and sales allowances (returns and allowances). For purposes of this subparagraph 3.1.3, the "Western States Price" means the weighted average of the actual net sales prices per item realized by Buyer for UCFS paper produced from the Pulp which paper was delivered within the states of Washington, Oregon, California, Idaho, Montana, Colorado, Wyoming, Arizona, Utah, Nevada and New Mexico (the "eleven western states") during the period for which such price is calculated. For purposes of this subparagraph 3.1.3, any resale of an item of UCFS paper for delivery outside the eleven western states which produces an actual net sales price for such item which is lower than the Western States Price for the period during which the resale occurred will be deemed to have been made at the Western States Price.

                 3.1.4 For purposes of this Supply Contract, the "Benchmark Net Price" means the base net sales price for each item of UCFS paper produced from the Pulp calculated in accordance with Exhibit A. If the mix of items of UCFS paper changes during the term of this Supply Contract, to include new items of UCFS paper not previously listed in Exhibit A, the Benchmark Net Prices will be expanded to





6 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT include the new item at a mutually agreed upon Benchmark Net Price.

                 3.1.5  (Confidential Treatment Requested)

                 3.1.6  (Confidential Treatment Requested)




7 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

         (Confidential Treatment Requested)



         3.2 Commencing no later than (a) ninety (90) days before the second anniversary of the Start Date, and (b) ninety (90) days before each succeeding anniversary of the Start Date during the term of this Supply Contract, except as otherwise herein provided, the parties shall review every element of the pricing mechanism of this Supply Contract to determine whether it is operating fairly in light of current market conditions. It is the intent of the parties that if there have been fundamental





8 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT changes in the price of market pulp, the price of market paper or the ratio of the price of market pulp to price of market paper so that the pricing mechanism under this Supply Contract is not operating fairly in current market conditions, the parties will negotiate in good faith such modifications as they consider appropriate. If the parties reach agreement as to such modifications at least thirty (30) days before the second or succeeding anniversary, as the case may be, of the Start Date, the modifications will become effective as of the first day of the year following such second or succeeding anniversary of this Supply Contract. If such agreement is not reached at least thirty (30) days before the second or succeeding anniversary, as the case may be, of the Start Date, either Buyer or Seller may give notice to the other that this Supply Contract will terminate two years after the second or succeeding anniversary, as the case may be, of the Start Date. The parties will have no obligation to conduct the pricing mechanism review and negotiation in any year after a termination notice has been given under this paragraph 3.2.

         4.      Payment Terms.

                 4.1 As used herein the term "invoice month" means the four week period for which Seller has invoiced Buyer for Pulp sold and delivered during such period. Seller will invoice Buyer weekly for Pulp delivered during the week. Pulp will be invoiced at the base price adjusted for any increase in the actual net sales price per item realized by Buyer pursuant to the Marketing Agreement for UCFS paper produced from the Pulp during the





9 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT four-week period preceding the invoice month over the Benchmark Net Prices for such UCFS paper. Payment will be due when payment for UCFS paper is due to Buyer under the Marketing Agreement, or within forty-five (45) days from date of invoice whichever is earlier.) Any amount not paid within forty-five (45) days from date of invoice will bear interest at the rate per annum (360-day year) equal to one percentage point above the Prime Rate from time to time published by the Wall Street Journal or if the Wall Street Journal is not then being published, or if a quotation of the Prime Rate is for any reason not available therein, then the Prime Rate as published in another national financial reporting publication, as selected by Seller. Interest will accrue from the forty-fifth day after the date of invoice until paid, and will be payable upon demand of the Seller.

                 4.2 Within fifteen (15) days after the end of each invoice month, Buyer will notify Seller in writing of any increase or decrease in the actual net sales price per item realized by Buyer for UCFS paper produced from the Pulp during the invoice month from that in effect during the four-week period preceding the invoice month. If there have been increases in actual net sales price per item realized by Buyer for UCFS paper produced from the Pulp during the invoice month, Buyer will pay to Seller the additional purchase price attributable to such increases with Buyer's written notification to Seller of such increases. If there have been decreases, Buyer will be entitled (a) to a credit to be applied against the purchases in the next invoice month in an amount equal to the portion of the previously





10 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT invoiced purchase price attributable to such decrease or (b) a payment of such amount at Buyer's direction.

                 4.3 Buyer shall cause Weyerhaeuser to pay directly to Seller fifty percent (50%) of the "Purchase Price" (as defined in the Marketing Agreement) receivable by Buyer from Weyerhaeuser pursuant to the Marketing Agreement. If Seller fails to receive full payment when due under this Supply Contract, Seller shall immediately notify Buyer in writing and Buyer shall have five (5) business days to make payment. If payment is not made by Buyer to Seller within said five (5) day period, then Seller, at its option, may cease delivery of Pulp to Buyer.

                 4.4     (Confidential Treatment Requested)

         4A.     Pulp Payable Subordination.

                 4A.1. As used in this Supply Contract, the following terms have the meanings set opposite them:





11 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

                 (i) "Finished Goods Inventory" means all present and after-acquired finished goods of Buyer (including UCFS paper produced from the Pulp);

                 (ii) "Paper Receivables" means accounts receivable of Buyer for sales of paper produced and sold by Buyer;

                 (iii) "Pulp Payables" means accounts payable by Buyer to Seller and accounts receivable of Seller from Buyer for sales of Pulp under the original supply contract and this Supply Contract;

                 (iv) "Line of Credit" means the revolving line of credit to be extended to Buyer concurrently with the execution of this Supply Contract by U.S. Bank of Washington, a national association ("U.S. Bank"), substantially in accord with U.S. Bank's August 1, 1994 commitment;

                 (v) "Term Loan" means the $7,000,000 term loan to be extended to Buyer concurrently with the execution of this Supply Contract by U.S. Bank substantially in accord with U.S. Bank's August 1, 1994 commitment.

                 4A.2. Seller will subordinate its right to payment of Pulp Payables to the right of U.S. Bank to payment of the Term Loan and the Line of Credit to the extent and upon the terms and conditions set forth in (a) the Intercreditor and Subordination Agreement of even date herewith among U.S. Bank, Buyer and Seller, as it may be amended from time to time; and (b) the Pulp Payable Subordination Letter, form of which is attached hereto as Exhibit
D. Buyer will pay Seller the Subordination Fee in the





12 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT amounts, at the times, in accordance with and subject to the terms and provisions of the Pulp Payable Subordination Letter.

         4B.     Option to Purchase.

                 Concurrently with the execution of this Supply Contract, Buyer will execute and deliver to Seller and will cause Buyer's Partners to execute and deliver to Seller the Option to Acquire Partnership Interest the form of which is attached hereto as Exhibit E.

         4C.     Credit.

                 If at any time Buyer's financial responsibility becomes impaired or unsatisfactory to Seller, Seller may demand satisfactory proof of Buyer's financial responsibility or satisfactory additional security for performance given by Buyer. Failing this, payment shall be made in cash on delivery, otherwise Seller shall have the right to decline to make further shipments or deliveries. Nothing in this clause shall affect the obligation of the Buyer to pay for the Pulp contracted for.

         5.      Security.

                 5.1 Under the original supply contract and the indemnification and security agreement executed concurrently therewith, Buyer granted to Seller security interests in various assets. Contemporaneously with the execution of this Supply Contract, the parties are entering into an "Amended and Restated Security Agreement" which is an amendment and restatement of the indemnification and security agreement. In the Amended and Restated Security Agreement, as the same may be amended, the security interests granted in the original supply contract and in





13 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT the indemnification and security agreement are continued in full force and effect and a security interest in certain additional collateral is granted by Buyer to Seller as security for payment and performance of Buyer's obligations hereunder as more fully specified therein. At Seller's request, Buyer will execute such UCC-1 financing statements and other instruments as Seller and Seller's counsel consider appropriate to perfect Seller's security interest and to implement the provisions of this Section 5. Seller shall have and be entitled to execute all rights and remedies available to a secured party under the laws of the state of Washington.

                 5.2 At Buyer's request, Seller will enter into an intercreditor agreement with Buyer's lender(s) by the terms of which Seller will agree to subordinate to such lender(s) Seller's security interest as to an undivided 50% of Buyer's work in process, finished goods (including the UCFS paper produced from the Pulp), proceeds from the sale thereof and accounts receivable, provided that such lender(s) acknowledge the priority of Seller's security interest as to an undivided 50% of such collateral and consent to the direct payment by Weyerhaeuser to Seller of 50% of the Purchase Price receivable by Buyer from Weyerhaeuser as provided in this Section 5. The form and content of the intercreditor agreement must be reasonably acceptable to Seller and Seller's counsel.

         6.      Storage, Bailment, Delivery.

                 6.1 At all times during the term of this Supply Contract, as extended, Buyer will make available to Seller, at no





14 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT cost to Seller, a discrete covered asphalt paved area (the "Storage Site") on Buyer's mill site in Hoquiam, Washington, suitable for storage of up to 3,000/4,000 ADST of baled Pulp. Pulp will be shipped by truck. Buyer, at its cost, will unload baled Pulp shipped by Seller and store same at the Storage Site. Buyer will acknowledge in writing daily to Seller all Pulp received by Buyer for storage. During storage and until the Pulp is withdrawn from storage by Buyer for conversion into UCFS paper, title to and risk of non-negligent loss as to the Pulp will remain in Seller, but Buyer at all times shall exercise a bailee's duty of due care as to the stored Pulp. During storage of the Pulp, the relationship of Seller and Buyer with respect to the Pulp will be that of bailor and bailee. Until Pulp is delivered to Buyer by withdrawal from storage for conversion into UCFS paper subject to and in accordance with paragraph 6.2 below, Buyer shall not be under any contractual obligation to purchase the Pulp stored in the Storage Site. Prior to such delivery, Seller at all times retains the right to withdraw Pulp from the Storage Site for delivery to other customers or for such other uses as it deems appropriate. During storage, Buyer as bailee will (a) not commingle the stored Pulp with property of Buyer or others, (b) clearly identify the storage area, (c) limit access to the Storage Area to only those persons specifically authorized by Buyer or by Seller (including Seller's transporting the Pulp to the Storage
Site), (d) provide adequate on-site security to prevent theft and vandalism of the Pulp; and (e) post signs in





15 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT conspicuous locations around the Storage Site designating the Pulp as "Property of Pope & Talbot, Inc."

                 6.2 While Buyer is not in default under this Supply Contract, Buyer may withdraw Pulp from storage for the exclusive purpose of converting same into UCFS paper under this Supply Contract. Delivery shall occur and all risk of loss as to the Pulp shall pass to Buyer upon such withdrawal of Pulp from storage. Buyer will notify Seller daily in writing of all Pulp withdrawn from storage under this Supply Contract for conversion into UCFS paper.

                 6.3 In the event that production is reduced at Seller's Halsey pulp mill due to causes beyond the control of Seller, Seller will allocate that pulp which is produced at its Halsey pulp mill ratably among all Seller's regular contractual pulp customers, including Buyer. Notwithstanding any other provision of this Supply Contract, if Seller completely discontinues the operation of its Halsey pulp facility, Seller will be relieved of any further duty or obligation under this Supply Contract as of one year following Seller's written notice to Buyer of such discontinuance. Seller has no plans to discontinue operations of the Halsey pulp facility.

         7.      Specifications.

                 7.1 Pulp to be purchased and sold hereunder shall conform with the specifications attached hereto as Exhibit B and by this reference made a part hereof. Any amendment or modification of the specifications shall only become effective





16 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT when Buyer and Seller agree in writing to such amendment or modification.

                 7.2 Seller shall furnish Buyer, on a regular basis, with information compiled by Seller at the Halsey pulp mill (including quality reports and tests performed in the ordinary course of Seller's production of
Pulp) to verify Seller's compliance with the specifications.

                 7.3 Seller and Buyer shall meet at least once every month (more often if needed) to review compliance with specifications and quality issues.

         8.      Warranty and Liability.

                 Seller warrants that Pulp sold hereunder conforms to the specifications contained in this Supply Contract, that the Pulp does not infringe any valid U.S. patent and that title is unencumbered. THERE ARE NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SPECIFICALLY, SELLER MAKES NO WARRANTY THAT PULP SUPPLIED BY SELLER HEREUNDER WHICH MEETS THE SPECIFICATIONS OF THIS SUPPLY CONTRACT WILL BE SUITABLE FOR THE PRODUCTION OF UCFS PAPER AT BUYER'S HOQUIAM PAPER MILL. BUYER ENTERS INTO THIS SUPPLY CONTRACT HAVING CONDUCTED OR HAVING CAUSED TO BE CONDUCTED SUCH TEST RUNS UTILIZING SELLER'S PULP AS BUYER HAS CONSIDERED APPROPRIATE. UNDER NO CIRCUMSTANCE SHALL SELLER HAVE ANY OBLIGATION UNDER THIS SUPPLY CONTRACT OR OTHERWISE EXCEPT TO PROVIDE BUYER WITH PULP WHICH MEETS THE SPECIFICATIONS OF THIS SUPPLY CONTRACT. SELLER SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCONSEQUENTIAL, INCIDENTAL OR





17 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

SPECIAL DAMAGES OF ANY KIND WHATSOEVER. BUYER'S SOLE REMEDY AND SELLER'S SOLE LIABILITY FOR DEFECTIVE PULP SHALL BE REPLACEMENT OR CREDIT. IN NO EVENT SHALL SELLER'S LIABILITY EXCEED THE PURCHASE PRICE OF DEFECTIVE PULP.

                 BUYER SHALL HAVE NO REQUIREMENT OR LIABILITY TO TAKE OR PAY FOR ANY CERTAIN QUANTITY OF PULP OTHER THAN WHAT IS NEEDED PURSUANT TO THE MARKETING AGREEMENT. IN NO EVENT SHALL BUYER BE LIABLE TO SELLER FOR ANY CONSEQUENTIAL, INCONSEQUENTIAL, INCIDENTAL, SPECIAL, DIRECT OR INDIRECT LOSS, HARM, CLAIMS OR DEMANDS ARISING OUT OF OR RELATED TO BUYER'S FAILURE OR INABILITY TO PURCHASE PULP, INCLUDING WITHOUT LIMITATION ANY CURTAILMENT OR SUSPENSION OF PRODUCTION OF UCFS PAPER, WHETHER OR NOT DUE TO THE FAULT OF BUYER OR OTHERS.

                 HOWEVER, IF DURING ANY 30-DAY PERIOD WHICH BEGINS AFTER THE EARLIER OF (A) THE DATE AS OF WHICH BUYER COMMENCED OPERATION OF TWO PAPER MACHINES AT THE HOQUIAM PAPER MILL, OR (B) MARCH 31, 1994, BUYER (EXCEPT FOR FORCE MAJEURE AS HEREIN DEFINED) SHOULD FAIL TO TAKE OR PAY FOR SEVENTY-FIVE PERCENT (75%) OF THE VOLUMES OF PULP SELLER IS OBLIGATED TO DELIVER UNDER THIS SUPPLY CONTRACT, SELLER SHALL NOTIFY BUYER IN WRITING OF SUCH SHORTFALL. IF WITHIN FIVE (5) BUSINESS DAYS OF ITS RECEIPT OF SUCH NOTICE BUYER HAS NOT RESUMED TAKING PULP AT THE RATE OF AT LEAST SEVENTY-FIVE PERCENT (75%) OF THE MAXIMUM VOLUMES SELLER IS OBLIGATED TO DELIVER UNDER THIS SUPPLY CONTRACT OR HAS NOT MADE OTHER SUITABLE ARRANGEMENTS WITH SELLER FOR THE DISPOSITION OF THE SHORTFALL, SELLER MAY TAKE SUCH ACTION AS SELLER CONSIDERS APPROPRIATE TO DISPOSE OF THE SHORTFALL. BUYER ACKNOWLEDGES THAT





18 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

SUCH ACTION MAY INVOLVE SELLER'S COMMITMENT ("THIRD PARTY COMMITMENT") TO SELL TO THIRD PARTIES A PORTION OF THE VOLUME OF PULP SELLER OTHERWISE WOULD BE OBLIGATED TO SELL TO BUYER UNDER THIS SUPPLY CONTRACT. IF IN CONNECTION WITH THE DISPOSITION OF A SHORTFALL SELLER MAKES THIRD PARTY COMMITMENTS, AT BUYER'S REQUEST SELLER WILL MAKE REASONABLE GOOD FAITH EFFORTS TO RESUME DELIVERIES TO BUYER OF PULP AT PRE-SHORTFALL LEVELS UPON THE EXPIRATION OF SUCH THIRD PARTY COMMITMENT IF BUYER IS THEN PURCHASING THE MAXIMUM TONNAGE SELLER IS THEN OBLIGATED TO SELL UNDER THIS SUPPLY CONTRACT AND IF BUYER IS NOT OTHERWISE IN DEFAULT HEREUNDER.

         9.      Relationship of Parties.

                 Nothing in this Supply Contract or in any related dealings between Seller and Buyer shall be construed or interpreted to mean that the relationship between the parties is other than the relationship of seller and buyer, bailor and bailee or secured party and debtor, as the same may be, as more particularly set forth in this Supply Contract. The parties specifically disclaim any intention that their relationship under this Supply Contract be interpreted or construed as a partnership or joint venture relationship.

         10.     Costs and Attorney Fees.

                 10.1 No Suit or Action Filed. If this Supply Contract is placed in the hands of an attorney due to a default in the payment or performance of any of its terms, the defaulting party shall pay, immediately upon demand, the other party's reasonable attorney fees, collection costs, even though no suit or action is





19 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT filed thereon, and any other fees or expenses incurred by the nondefaulting party.

                 10.2 Arbitration or Mediation; Trial and Appeal. If any arbitration, mediation, or other proceeding is brought in lieu of litigation, or if suit or action is instituted to enforce or interpret any of the terms of this Supply Contract, or if suit or action is instituted in a Bankruptcy Court for a United States District Court to enforce or interpret any of the terms of this Supply Contract, to seek relief from an automatic stay, to obtain adequate protection, or to otherwise assert the interest of Seller in a bankruptcy proceeding, the party not prevailing shall pay the prevailing party's costs and disbursements, the fees and expenses of expert witnesses in determining reasonable attorney fees, and such sums as the court may determine to be reasonable for the prevailing party's attorney fees connected with the trial and any appeal and by petition for review thereof.

                 10.3 Definitions. For purposes of this Supply Contract, the term attorney fees includes all charges of the prevailing party's attorneys and their staff (including without limitation legal assistants, paralegals, word processing, and other support personnel) and any post-petition fees in a bankruptcy court. For purposes of this Supply Contract, the term fees and expenses includes but is not limited to long distance telephone charges; expenses of facsimile transmission; expenses for postage (including costs of registered or certified mail and return receipts), express mail, or parcel delivery; mileage and all deposition charges, including but not limited to court





20 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT reporter's charges, appearance fees, and all costs of transcription; costs incurred in searching records; and the cost of title reports or surveyor's reports.

         11.     Assignment.

                 This Supply Contract shall be binding on and shall inure to the benefit of the respective successors of the parties, but shall not be assigned without the prior written consent of the parties which shall not be unreasonably withheld.

         12.     Standards of Performance.

                 Both parties agree that their performance pursuant to this Supply Contract shall be judged by standards of good faith and commercial reasonableness. Both parties agree to take or refrain from such action and to execute such documents as are reasonably necessary to implement this Supply Contract and to carry out its intent and purposes and to avoid impairing or interfering with the reasonable expectations of the parties.

         13.     Additional Terms and Conditions.

                 Exhibit F attached hereto listing Additional Terms and Conditions is incorporated and made a part of this Agreement.

         14.     Entire Agreement.

                 This Supply Contract together with the attached exhibits constitutes the entire understanding and agreement of the parties hereto, and may only be modified or amended by an agreement in writing signed by the parties.

         15.     Notice.

                 Any notice required or permitted to be given or made by the terms of this Supply Contract shall be deemed to have been





21 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT duly given or made (a) if personally delivered to Buyer or Seller, as the case may be, at its address first above written, or (b) as of and when transmitted by facsimile transmission to Buyer or Seller, as the case may be, at its address first above written, or (c) as of and when deposited in the United States mail in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, addressed to Buyer or Seller, as the case may be, at its address first above written. Any party may change the address to which notice shall be delivered or sent by notice to the other parties transmitted as herein provided.

         16.     Time of Essence.

                 Time is of the essence hereof.

         17.     Conditions Precedent to Seller's Obligations.

                 All of Seller's duties and obligations hereunder are subject to the satisfaction, concurrently with the execution and delivery of this Supply Contract, of the following conditions: (a) U.S. Bank fully releases Seller from any and all liability under that certain guaranty dated August 31, 1993 ("Guaranty"); (b) Buyer executes and delivers to Seller its acceptance of the Pulp Payable Subordination Letter; (c) Seller, Buyer and U.S. Bank execute and deliver the Intercreditor and Subordination Agreement in form and substance reasonably acceptable to Seller; (d) Partners holding not less than 100% of the entire partnership interests in Buyer have executed and delivered to Seller the Option described in Section 4A of this Supply Contract; (e) Buyer receives a cash infusion of not less than $1,000,000 from





22 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

Partners holding partnership interests in Buyer which cash infusion shall be in the form of loans, the terms and provisions of which shall be subject to Seller's prior reasonable approval, provided that in all events repayment of such loans shall be subject and subordinate to Buyer's obligations of all and every kind whatsoever to Seller; (f) there are no Pulp Payables owing by Buyer to Seller which under the terms of this Supply Contract would be overdue; and
(g) Seller and Buyer execute and deliver the Amended and Restated Security Agreement, and Seller shall have received satisfactory evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of Seller, a perfected lien on and security interest in the "Collateral" referred to therein and with the priority contemplated thereby, including evidence of filing of completed UCC-1 financing statements with

/////

/////

/////

/////

/////

/////

/////

/////

/////

/////

/////





23 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT the Secretary of State of Oregon and the Secretary of State of Washington.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             GRAYS HARBOR PAPER, L.P.,
                             a Washington limited partnership

                             By:   Grays Harbor Industrial, Inc.,
                                   a Washington corporation,
                                   its general partner


                                    By:   /s/ William D. Quigg
                                         -----------------------------------

                                    Title:   President
                                            --------------------------------

                             POPE & TALBOT, INC.

                             By:  /s/ C. Lamadrid
                                  ------------------------------------------

                                   SR VP & CFO
                                  ------------------------------------------





24 - AMENDED AND RESTATED PULP SALES SUPPLY CONTRACT

                                   EXHIBIT A

                              BENCHMARK NET PRICES

                                  EXHIBIT A

                 POPE & TALBOT/GRAYS HARBOR INDUSTRIAL, INC.
                       PRICING MODEL FOR CALCULATION OF
                      BENCHMARK NET PRICE OF UCFS PAPER
                AS BASIS FOR ADJUSTMENT TO BASE PRICE OF PULP


Paper                Basis
Grade                 Wt.
- -----                -----

Opaque Skids          40                       (Confidential Treatment Requested)
Opaque Skids          50
Opaque Skids          60

Opaque Rolls          40

Opaque Cartons        40
Opaque Cartons        50
Opaque Cartons        60

Offset Rolls          45
Offset Rolls          50
Offset Rolls          60
Offset Rolls          70

Offset Cartons        45
Offset Cartons        50
Offset Cartons        60
Offset Cartons        70

Offset Skids          45
Offset Skids          50
Offset Skids          60
Offset Skids          70

Business Papers       20

  Total Short Tons


                                   Exhibit A
                                    1 of 1

                                   EXHIBIT B

                                 SPECIFICATIONS

WHITE GOLD SHEETED PULP                                                GRADE 912

                            BLEACHED HARDWOOD KRAFT
                                   TEMPORARY

                                                                        MAY 1993
                               SPECIES RED ALDER

         This bleached hardwood kraft pulp performs well in applications for printing papers. This pulp contributes to the sheet opacity, smoothness and printability. Refining develops the tensile strength without much less in tear strength.

         White Gold 912 is press dried, allowing quick and complete repulping. Future supply will include dried sheeted pulp which will require some additional refining to develop the strength characteristics.

                            PRODUCT CHARACTERISTICS

                                TYPICAL         MINIMUM        MAXIMUM
                                --------        -------        --------
Bale Weight, Pounds                3,400         3,300           3,450
Bale Size                       80x38x40           N/A             N/A
ISO Brightness                        88          84.5             N/A
TAPPI Total Dirt and
   Shive Count, PPM                    5             0              10

                        TYPICAL PULP PHYSICAL PROPERTIES

Freeness CSF                        600           550             400
- ------------                      -----         -----           -----
TAPPI Burst Factor
  gf/cm2 / g/m2                      25            35              50
TAPPI Tear Factor
  100gf.m2/g                         70            80              75
Breaking Length km                  3.5           5.0             6.0
Tensile gf/ln                     6,000         7,500           9,500





                                   Exhibit B
                                     1 of 3

WHITE GOLD SHEETED PULP                                             GRADE 312

                        BLEACHED SAWDUST SOFTWOOD KRAFT
                                   TEMPORARY

                                                                       MAY 1993

                              SPECIES DOUGLAS FIR

         This bleached softwood sawdust kraft performs well in applications for printing papers. Its sawdust content produces a much shorter fiber than conventional softwood kraft, making it ideal for use in paper furnishes to improve formation, sheet density, and printing surfaces; refining improves the pulp's tensile strength without much loss in tear strength.

         White Gold 312 is press dried allowing quick and complete repulping. Future supply will include dried sheeted pulp which will require some additional refining to develop the strength characteristics.


                            PRODUCT CHARACTERISTICS

                                TYPICAL      MINIMUM      MAXIMUM
                               --------      --------     -------
Bale Weight, Pounds               3,400        3,300        3,450
Bale Size                      80x38x40          N/A          N/A
Air Dry, Percent                     50          N/A          N/A
ISO Brightness                       88         84.5          N/A
TAPPI Total Dirt and
  Shive Count, PPM                    5            0           10


                        TYPICAL PULP PHYSICAL PROPERTIES

Freeness CSF                        640          550          400
- ------------                      -----        -----        -----
TAPPI Burst Factor
  gf/cm2 / g/m2                      25           33           38
TAPPI Tear Factor
  100gf.m2/g                         80           75           70
Breaking Length km                  4.0          5.0          6.0
Tensile gf/ln                     6,000        8,000        9,500



                                   Exhibit B
                                     2 of 3

WHITE GOLD                                                           GRADE 112

                            BLEACHED SOFTWOOD KRAFT

                                                                        MAY 1993

                              SPECIES DOUGLAS FIR

         This Douglas Fir kraft pulp has excellent initial tear strength and develops good tensile strength with refining.

         White Gold 112 is press dried, allowing quick and complete repulping. Future supply will include dried sheeted pulp which will require some additional refining to develop peak strength characteristics.


                            PRODUCT CHARACTERISTICS

                               TYPICAL         MINIMUM        MAXIMUM
                              ----------       -------        -------
Bale Weight, Pounds                3,400         3,300          3,450
Bale Size                     80x37.5x38           N/A            N/A
Air Dry, Percent                      50           N/A            N/A
ISO Brightness                        86          84.5            N/A
TAPPI Total Dirt and
  Shive Count, PPM                     3             0              5



                        TYPICAL PULP PHYSICAL PROPERTIES

Freeness CSF                       740             550            400
- ------------                     -----           -----          -----
TAPPI Burst Factor
  gf/cm2 / g/m2                     27              55             60
TAPPI Tear Factor
  100gf.m2/g                       200             120            100
Breaking Length km                 3.5             7.0            8.0
Tensile gf/ln                    5,500          11,000         12,000

                   POPE AND TALBOT -- HALSEY, OREGON U.S.A.

                                   Exhibit B
                                     3 of 3

                                 EXHIBIT B-1

                             MARKETING AGREEMENT

                              MARKETING AGREEMENT

         THIS AGREEMENT is entered into the date indicated on the last page of this Agreement by and between GRAYS HARBOR INDUSTRIAL, INC., a Washington corporation, or its permitted assigns as set forth in paragraph 11.5 ("Seller"), and WEYERHAEUSER COMPANY, a Washington corporation ("Buyer").

                                    RECITALS

         I. The Seller is contemplating the purchase of a paper mill (the "Hoquiam Paper Mill") located in Hoquiam, Washington, from its current owners and operators, Grays Harbor Paper Company and ITT/Rayonier, and if purchased, Seller intends to operate the Hoquiam Paper Mill and produce uncoated free sheet paper ("UCFS").

         II. Prior to acquiring and operating the Hoquiam Paper Mill, however, Seller desires to enter into a Marketing Agreement with Buyer whereby Buyer would market and sell the entire output of UCFS paper which Seller will produce from the Hoquiam Paper Mill (the "UCFS Paper").

         THEREFORE, Buyer and Seller, in the event Seller is successful in acquiring the Hoquiam Paper Mill and all necessary support facilities, systems and machines and commences operation, and in consideration of the mutual agreements, undertakings and promises contained in this Agreement, do now agree and commit with and to one another as follows:

         1.      Purchase and Sale; Quantity and Quality.

                 1.1 Entire Output. For the term of this Agreement, Seller agrees to sell and Buyer agrees to purchase and take from Seller the entire output of UCFS Paper meeting Buyer's specifications and standards from the Hoquiam Paper Mill, estimated to be approximately 135,000 short tons per year when the mill is operating at full capacity. UCFS Paper which does not meet Buyer's specifications and standards will not be sold by Seller (neither to Buyer nor any third party), but will be used by Buyer as waste furnish in the paper making process at the Hoquiam Paper Mill. Notwithstanding the foregoing, during the start-up of the Hoquiam Paper Mill, Buyer may, at its option, purchase start-up tonnage which, while not meeting Buyer's specifications and standards, is deemed by Buyer to be of sufficient quality for Buyer to sell as off-grade paper in the market place.

                 1.2 UCFS Paper Delivery. The UCFS Paper will be packaged in the manner reasonably required by Buyer, for loading, as specified by Buyer, from Seller's docks by Seller's personnel directly onto trucks or into containers and then onto trucks. Buyer shall identify to Seller the truck carriers with whom Buyer has made arrangements to transport UCFS Paper from the Hoquiam Paper Mill, and Seller shall schedule specific pick-ups with such identified truck carriers. The UCFS Paper and its packaging material will bear Buyer's brand and marks or other brands and marks as specified by Buyer, and Seller will, at Seller's expense, procure all necessary packaging and labelling materials meeting Buyer's specifications.

                 1.3 Delivery Schedule. Seller and Buyer shall reasonably agree on a schedule for the pickup of UCFS Paper by Buyer from Seller. All risk of loss as to the UCFS Paper passes to Buyer at the moment it is loaded onto the trucks of Buyer's identified truck carrier. Sales of the UCFS Paper to Buyer are FOB the Hoquiam Paper Mill.

                 1.4 UCFS Paper to Be Manufactured. Buyer shall have the right to direct the Seller as to the quantity, quality, grade, and packaging (including labeling, wrapping, and roll or sheet form) of specific UCFS Paper to be manufactured, with reasonable notice, within the existing capabilities of the Hoquiam Paper Mill, and the raw materials on hand or available.

         2.      Marketing of UCFS Paper.

                 2.1 Capacity. Seller shall reasonably use its best efforts to manufacture sufficient UCFS Paper to meet Buyer's specific or anticipated needs, and to enable Buyer to fulfill its contractual commitments to its customers, but seller shall not be obliged to expand its operations beyond the facilities currently contemplated for the Hoquiam Paper Mill (which is a capacity of 135,000 short tons per year of UCFS Paper). The parties agree to use their best efforts to coordinate production and delivery to accommodate Buyer's market demands and Seller's production capabilities and efficiencies.

                 2.2 Marketing. Subject to Section 9.1, Buyer will be responsible for and will reasonably use its best efforts, through Buyer's marketing organization, experience, and market research, to sell and market the entire output of UCFS Paper meeting Buyer's specifications and standards of the Hoquiam Paper Mill. It is understood that Buyer will be marketing the UCFS Paper to the markets traditionally served by Buyer in western North America and the Pacific Rim.

                 2.3 Trademarks. It is understood that (a) all trademarks, trade names and watermarks heretofore or hereafter used, applied for, registered or licensed by Buyer shall be deemed to be the property of Buyer; and (b) all trademarks, trade names and watermarks heretofore or hereafter used, applied for, registered or licensed by Seller shall belong to Seller.

                2.4      Technical Assistance During the Term of This Agreement.

                          2.4.1   Buyer, at no charge to Seller, will (i)
schedule production of the Hoquiam Paper Mill and arrange transportation from the Mill of product purchased by Buyer (but such scheduling and arranging shall not include detailed machine scheduling or shipping assembly functions), and
(ii) subject to mutual agreement of Buyer and Seller on the nature, scope and amount of service, provide market research and technical assistance; and

                          2.4.2   Subject to mutual agreement of Buyer and
Seller on the nature, scope and amount of services and Buyer's charge for services, Buyer will perform product development work with respect to products of the Hoquiam Paper Mill.

         3.      Term.

                 3.1 The initial term of this Agreement shall begin on the first day (Monday) of the first week during which Seller makes delivery of UCFS Paper to Buyer at the Hoquiam Paper Mill pursuant to paragraphs 1.2 and 1.3, including delivery of start-up tonnage purchased by Buyer (such first day of such first week being hereinafter referred to as the "Start Date"). The initial term shall end three (3) years from the Start Date. For example, if the first delivery of UCFS Paper to Buyer occurred on Wednesday, October 20, 1993, the Start Date would be Monday, October 18, 1993, and the ending date of the initial term would be October 17, 1996. On each anniversary of the Start Date, the term of this Agreement shall extend one year, unless either party has given written notice to the other party not less than twenty-five (25) months prior to the then current ending date of the term that the Agreement will terminate on such then current ending date.

                 3.2      Notwithstanding the foregoing,

                          3.2.1   In the event Seller has not closed its
purchase of the Hoquiam Paper Mill by September 30, 1993, this Agreement shall automatically terminate on September 30, 1993 and be of no further force and effect; and

                          3.2.2   In the event Seller has not commenced
production at the Hoquiam Paper Mill of commercial quantities of UCFS Paper meeting Buyer's specifications by January 4, 1994, Buyer may terminate this Agreement by written notice to Seller given not later than January 31, 1994.

         4.      Pricing and Payment.

                 4.1 The purchase price for UCFS Paper purchased and sold hereunder (the "Purchase Price") shall be the Net Price (as defined below) less 3.5%.

                 4.2 "Net Price" shall mean the gross sales price as invoiced ("Invoice Amount") by Buyer to Buyer's customer for the UCFS Paper, less freight, discounts, rebates, prompt payment discounts, adjustments from returns and allowances, duties, insurance, and mutually agreed upon warehousing costs.

                 4.3 For each one week period during the term hereof, Buyer shall pay the Purchase Price for UCFS Paper invoiced by Buyer to Buyer's customers during such one week period, and such payment shall be made not later than three weeks following the end of such one week period. By way of example, if the one week period were March 7, 1994 to March 13, 1994, Buyer would pay the Purchase Price of UCFS Paper invoiced by Buyer to Buyer's customers during that one week period, and such payment would be due not later than April 3, 1994. Buyer's payment shall be accompanied by a statement showing the aggregate of Invoice Amounts for the one week period, the aggregate deductions by type for such aggregate Invoice Amounts to arrive at the aggregate Net Price, and the 3.5% deduction to arrive at the aggregate Purchase Price paid. Payment of the Purchase Price is not dependent upon or subject to Buyer's collection of Invoice Amounts from Buyer's customers for the UCFS Paper. Notwithstanding the foregoing, it is contemplated by the parties that Buyer will have received a purchase order or similar order for sale of paper delivered to Buyer prior to delivery of such to Buyer. In the event that this is not the case, Buyer shall advise Seller and Seller's obligation to deliver will be subject to mutual agreement by the parties. Seller agrees to maintain stock inventories of finished UCFS Paper in amounts to be mutually agreed upon by the parties.

                 4.4 Seller directs and Buyer agrees that the Purchase Price due Seller hereunder shall be paid by Buyer as follows: (i) fifty percent (50%) of the Purchase Price shall be paid by Buyer to Seller and (ii) fifty percent (50%) shall be paid directly by Buyer to Seller's pulp supplier, Pope and Talbot, at such address as Pope and Talbot from time to time shall direct, by check payable solely to Pope and Talbot. Buyer's willingness to split payment of the Purchase Price as directed by Seller shall not give Pope and Talbot any rights under this Agreement; however, Buyer does acknowledge that Seller has granted to Pope and Talbot a security interest in its accounts receivables, including its receivables from Buyer under this Agreement. Except as otherwise provided herein, Pope and Talbot shall have no right to give any instructions, directions or otherwise to Buyer.

5. Costs of Marketing, Delivery, Insurance and Related Expenses; Manufacturing Costs; Audit.

                 5.1 Buyer agrees to use its reasonable best efforts to keep its costs and charges which are deductions from the Invoice Amount as low as reasonably possible. Seller agrees to use its reasonable best efforts to keep its managerial, manufacturing, operating, maintenance, and other costs of the Hoquiam Paper Mill as low as reasonably possible.

                 5.2 Buyer agrees to use its reasonable best efforts, on Buyer's sale of the UCFS Paper, to obtain the highest price reasonably possible consistent with then current market conditions.

                 5.3 Subject to Section 9.1, Buyer agrees to not discriminate in its marketing, sale, distribution and pricing policies with respect to similar products from its Longview Mill and the Hoquiam Paper Mill. However, it is understood that it may be necessary in times of market decline for Buyer to accept lower prices for product produced at the Hoquiam Paper Mill in order to keep the mill in operation.

                 5.4 Seller and Buyer shall reasonably agree on and implement audit and accounting procedures to adequately track, confirm, display and exchange information and data on all costs and revenues associated with sale of UCFS Paper, including Invoice Amounts, Purchase Price and any other relevant invoice and expense figures. Buyer, however, shall not be obligated to provide Seller with data on specific transactions, and any disclosure by Buyer to Seller shall be limited to aggregated data which does not reveal individual sales transactions of Buyer. Any audit by Seller of Buyer's records shall be conducted by an independent accountant at reasonable times and on reasonable notice, shall be limited to Buyer's records relevant to purchases and payments hereunder, and such independent accountant shall not reveal or disclose to Seller information of Buyer on individual sales transactions of Buyer.

         6. Limitations to Seller's Obligations. Seller's obligations under this Agreement are subject to and limited by the following:

                 6.1 Suspension of Operations. Seller shall have the right to suspend or curtail manufacturing operations at the Hoquiam Paper Mill for UCFS Paper in the event that the Seller is not able to receive from Buyer sufficient revenue to provide a commercially reasonable and consistent financial return to Seller for its sales of UCFS Paper to Buyer. Such suspension or curtailment would only be possible after reasonable notice from Seller to Buyer and in any event notice of not less than 60 days. Seller shall have the right to immediately cancel, suspend or curtail production, with as much notice as possible to Buyer, in the event Seller, through no fault of Seller, is unable to obtain raw material.

         7. Sales of Product to Others. Seller shall have the right to manufacture and sell UCFS Paper to persons or entities other than Buyer, but only if:

                 7.1 Buyer has given notice of its intention to terminate this Agreement and less than twelve months remain in the effective term of this Agreement; provided, however, Seller shall give Buyer not less than six months notice of Seller's intention to reduce sales to Buyer and sell to others during such final twelve month period, such notice shall specify the amount of reduction of sales to Buyer (which reduction shall not be greater than 50% of the output of the Hoquiam Paper Mill), and Buyer's purchase obligations shall be reduced by the amount of the reduction specified by Seller in its notice to Seller;

                 7.2 Buyer is in material breach of its obligations set forth in this Agreement;

                 7.3 Buyer has curtailed or suspended its purchases pursuant to Section 9.1 herein.

         In no event will Seller use Buyer's trademarks, trade names or watermarks on or in connection with UCFS Paper sold to other than Buyer without Buyer's consent.

         8. Breach. Seller and Buyer shall each have the right, at their option, to immediately terminate or suspend the performance of their obligations under this Agreement if the other party is in material breach or default of its obligations in this Agreement. The parties shall not be in material breach or default pursuant to this Agreement unless, with regard to a monetary default, one party shall not have cured the monetary default within twenty (20) days after notice. As to non-monetary defaults, one party shall not be in default if it cures the default within thirty (30) days after notice, provided that if more than thirty (30) days are reasonably required to cure the default that no right to terminate or suspend shall exist so long as the party is reasonably prosecuting a cure to completion.

         9. Limitations to Buyer's Obligations. Buyer's obligations under this Agreement are subject to and limited by the following:

                 9.1 Suspension of Purchases. Buyer shall have the right to suspend or curtail purchases of UCFS Paper from the Hoquiam Paper Mill in the event Buyer is unable to sell all of the output of the Hoquiam Paper Mill, and Buyer shall have no obligation to suspend or curtail operations at Buyer's Longview or other mills. Such suspension or curtailment will be with as much notice to Seller as possible, and Buyer shall give Seller at least a sixty (60) day written alert of declining market conditions which may necessitate a suspension or curtailment and at least seven (7) days written notice of suspension or curtailment. At the time of executing this Agreement, Buyer does not anticipate any reason why it will not be able to purchase all of the output of UCFS Paper during the term of this Agreement. For approximately the last ten years, Buyer has not taken market downtime at its North American UCFS mills, and does not anticipate that it would be necessary to suspend or significantly curtail purchases from Seller; however, Buyer cannot give assurances that curtailment or suspension will not occur.

         10. Warranty and Liability. SELLER WARRANTS THAT UCFS PAPER SOLD HEREUNDER WILL CONFORM TO WEYERHAEUSER'S SPECIFICATIONS AND STANDARDS AND WILL NOT INFRINGE ANY VALID U.S. PATENT. BUYER IS SOLELY RESPONSIBLE FOR DETERMINING THE SUITABILITY OF UCFS PAPER PURCHASED HEREUNDER FOR ANY PARTICULAR USE.

                 10.1 In the event UCFS Paper fails to conform to this warranty, Seller, at Buyer's option, will provide replacement paper conforming to the warranty (delivered, freight prepaid by Seller), or refund the purchase price (plus freight costs incurred by Buyer). Buyer, at Buyer's option, may
(i) return nonconforming paper to the Hoquiam Paper Mill at Seller's expense (where such returned paper will be used as waste furnish in the paper making process at the Hoquiam Paper Mill), or (ii) dispose of the non-conforming paper in the field. In the case of such disposal, if Seller has replaced the nonconforming paper or refunded the purchase price, Buyer will pay to Seller the amount received by Buyer on disposal less costs of disposal and less 3.5%. Seller shall further be liable to Buyer for costs incurred and payments made by Buyer in connection with resolving claims, in accordance with Buyer's customary claims procedures, of Buyer's customers relating to non-conforming paper.

         EXCEPT AS PROVIDED ABOVE, IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, DIRECT OR INDIRECT LOSS, HARM, CLAIMS OR DEMANDS ARISING OUT OF OR RELATED TO SELLER'S FAILURE OR INABILITY TO DELIVER UCFS PAPER, INCLUDING

WITHOUT LIMITATION ANY CURTAILMENT OR SUSPENSION OF PRODUCTION, WHETHER OR NOT DUE TO THE FAULT OF SELLER OR OTHERS.

         11. General Agreement Provisions. All of the respective rights and obligations of the parties to this Agreement are subject to the following provisions:

                 11.1 Force Majeure. For all purposes of this Agreement, the expression "Force Majeure" includes any Act of God, war, mobilization, strike, lockout, drought, flood, total or partial fire, obstruction of navigation by ice, or loss, damage or detention at sea, acts of governmental agencies, or other contingency or cause beyond the control of the Seller or Buyer. The Buyer or the Seller, as the case may be, may suspend performance under this Agreement pending Force Majeure, neither party being responsible to the other party for any damage resulting from such suspension. The Buyer or the Seller, as the case may be, shall give prompt notice to the other party of any Force Majeure which may affect performance under this Agreement.

                 During any period of Force Majeure, the party whose performance is not excused or suspended pending Force Majeure may sell or buy, as the case may be, UCFS Paper to third parties and not be in breach of this Agreement.

                 If Force Majeure should extend for longer than 90 consecutive days, then the party whose performance hereunder is not excused or suspended by Force Majeure may terminate this Agreement and the parties' respective rights, duties and obligations hereunder by giving written notice to the other party of its election to terminate.

                 11.2 Choice of Law. The rights and obligations of the parties arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

                 11.3 Attorneys' Fees. In any lawsuit arising out of or related to this Agreement where the interests or positions are adverse, the substantially prevailing party shall be entitled to an award of its reasonable attorney's fees and costs.

                 11.4 Standards of Performance. Both parties agree that their performance pursuant to this Agreement shall be judged by standards of good faith and commercial reasonableness. Both parties agree to take or refrain from such action and to execute such documents as are reasonably necessary to implement this Agreement and to carry out its intent and purposes and to avoid impairing or interfering with the reasonable expectations of the parties.

                 11.5 Assignment. This Agreement shall be binding on and shall inure to the benefit of the respective successors of the parties, but shall not be assigned without the prior written consent of the parties which shall not be unreasonably withheld; provided that notwithstanding the foregoing, Seller may assign this Agreement to a limited partnership or other entity which may be formed for the purpose of acquiring the Hoquiam Paper Mill, provided William D. Quigg or a company controlled by him acts as its general partner, or in the case of a corporation, acts as its controlling shareholder.

                 11.6 Notices. Any notices required or permitted to be given hereunder shall be in writing and hand delivered, mailed by first class mail (postage prepaid), or sent by fax (with telephone verification of receipt) as follows:

         to Seller:       Grays Harbor Industrial, Inc.
                          Attn:  William D. Quigg
                          Grays Harbor Industrial, Inc.
                          803 - 23rd Street
                          Hoquiam, WA  98550

                          Fax No.:  1-800-537-5435
                          Verify No.:  206-532-9600

         to Buyer:        Weyerhaeuser Company
                          Attn:  John Begley
                          P.O. Box 739
                          Longview, WA  98632

                          Fax No.:  206-636-6559
                          Verify No.:  206-636-6500

                 11.7 Final Agreement. This Agreement is the final agreement between the parties with respect to the subject matter hereof, superseding and merging all prior writings and communications. This Agreement may be modified or amended only in a writing signed by both parties.

         DATED this 24th day of May, 1993.

GRAYS HARBOR INDUSTRIAL, INC.          WEYERHAEUSER COMPANY



By /s/ William D. Quigg                By /s/ Robert F. Meyer
   --------------------------          ------------------------------
   Its   President                     Its   VP Fine Paper
       ----------------------             ---------------------------

                                   EXHIBIT C

                     (Confidential Treatment Requested) NOTE

                                 SPECIMEN FORM

                                                    BPH Draft September 19, 1994

                                  [EXHIBIT C]

                                PROMISSORY NOTE
                                ---------------

U.S. $__________                                       Dated: __________, 199__

                 FOR VALUE RECEIVED, the undersigned, GRAYS HARBOR PAPER L.P., a Washington limited partnership, formerly known as Hoquiam Paper Company, A Washington Limited Partnership (the "Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of POPE & TALBOT, INC., a Delaware corporation (the "Lender"), the principal sum of_______________ UNITED STATES DOLLARS (U.S. $_____________) (Confidential Treatment Requested) on February 15, 2000.

                 The Borrower further promises to pay interest on the outstanding principal amount of this Promissory Note (this "Note") from the date hereof until maturity, monthly in arrears, on the first day of each month, and on the maturity date hereof, commencing on _____________, 199___, [insert first day of month immediately following issuance date] at a rate per annum equal at all times to the Prime Rate plus 1% per annum. As used herein, the "Prime Rate" means, for any day, the "prime rate" from time to time published in The Wall Street Journal or, if The Wall Street Journal is not then being published or if a quotation of the prime rate is for any reason not available therein, then the "prime rate" as published in another national financial reporting publication, as selected by the Lender. The interest rate hereon shall change as of each effective date of a change in the Prime Rate. In the event that any amount of principal or interest, or any other amount payable hereunder, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Prime Rate plus 5% per annum. All computations of interest shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

                 All payments hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds, to the Lender, at U.S. Bank of Oregon, acct. no. 1790012296, routing no. 123000220, Portland, Oregon, or to such other place and account of the Lender as it from time to time shall designate in a written notice to the Borrower.

                 Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. As used herein, "Business Day" means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Seattle, Washington, and Portland, Oregon.

                 All payments shall be made hereunder unconditionally in full without deduction, setoff, counterclaim or other defense, including, without limitation, any deduction or setoff arising out of or in connection with the Amended and Restated Pulp Supply Sales Contract dated as of September 28, 1994 (as amended, modified, renewed or extended from time to time, the "Supply Contract"); provided however, that no payment hereunder shall be deemed to be a waiver of any right or claim that the Borrower may have under the Supply Contract. The Borrower represents and warrants to the Lender that, to the best of Borrower's knowledge, there is no claim, defense, counterclaim or set-off which could be asserted by or is available to the Borrower against the Lender.

                 Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.
As used herein, "Highest Lawful Rate" means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Lender in connection with this Note under applicable law.

                 The Borrower may, upon at least one Business Day's written notice to the Lender, prepay the outstanding amount hereof in whole or in part, without premium or penalty.

                 Upon the termination, for any reason, of the Supply Contract, the Borrower shall, on the day of such termination and simultaneously therewith, prepay the outstanding principal amount of this Note in full. Additionally, in connection with any permitted distribution to the Borrower's partners as provided for in the Supply Contract, the Borrower shall, on the day of such distribution and simultaneously therewith, prepay the outstanding principal amount of this Note in whole or in part, to the extent required by the Supply Contract.

                 Together with any prepayment hereunder, the Borrower shall pay accrued interest to the date of such prepayment on the principal amount prepaid.

                 The Borrower represents and warrants to the Lender that:





                                       2.

                 (a) The Borrower is a limited partnership duly organized, validly existing and in good standing under the law of the jurisdiction of its organization and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under this Note.

                 (b) The execution, delivery and performance by the Borrower of this Note have been duly authorized by all necessary action of the Borrower, and do not and will not: (i) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (ii) violate any provision of its partnership agreement or any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting the Borrower.

                 (c) This Note constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

                 (d) No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental agency or authority is required for the due execution, delivery or performance by the Borrower of this Note.

                 So long as any amount payable by the Borrower hereunder shall remain unpaid, the Borrower shall:

                 (a)      furnish to the Lender:

                          (i)  promptly after the Borrower has knowledge or
becomes aware of the occurrence of any event or circumstance which, with the giving of notice, the lapse of time or both, would (if not cured or otherwise remedied) constitute an Event of Default (a "Default") hereunder, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action which the Borrower proposes to take with respect thereto;

                          (ii)  prompt written notice of all actions, suits and
proceedings before any arbitrator, court or governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, pending, or to the best of the Borrower's knowledge, threatened against or affecting the Borrower which may materially adversely affect the operations, properties, business or condition (financial or otherwise) of the Borrower;

                          (iii)  prompt written notice of any other condition
or event which has resulted, or that could reasonably be expected to result, in a material adverse change in the business, results of operations or condition (financial or otherwise) of the Borrower; and





                                       3.

                          (iv)  such information respecting the operations,
properties, business or condition (financial or otherwise) of the Borrower as the Lender may from time to time reasonably request; and

                 (b) at any reasonable time and from time to time permit the Lender or any of its agents or representatives to visit and inspect any of the properties of the Borrower and to examine and make copies of and abstracts from the records and books of account of the Borrower, and to discuss the business affairs, finances and accounts of the Borrower with any of the officers, employees or accountants of the Borrower; and

                 (c) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

                 So long as any amount payable by the Borrower hereunder shall remain unpaid, the Borrower shall not:

                 (a) Sell, lease, transfer or otherwise dispose of any of its properties and assets, including, without limitation, any properties and assets constituting the business of a division, branch or other unit of operation, except in the ordinary course of business and except for sales of obsolete, worn-out or surplus property;

                 (b) Make any distributions of cash or other property to the partners of the Joint Venture, except to the extent expressly permitted by the Supply Agreement; or

                 (c) Merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets.

                 Any of the following events which shall occur shall constitute an "Event of Default":

                 1. The Borrower shall fail to pay when due (i) any amount of principal payable hereunder or (ii) any amount of interest hereunder or any other amount payable hereunder and such failure shall continue for five Business Days.

                 2. Any representation or warranty by the Borrower under or in connection with this Note shall prove to have been incorrect in any material respect when made or deemed made.

                 3. The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Note on its part to be performed or observed.

                 4. One or more judgments for the payment of money in an aggregate amount in excess of $25,000 shall be rendered against the Borrower and the same shall remain undischarged and execution shall not be effectively stayed, or any action shall be





                                       4.

legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment.

                 5. The Borrower shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any indebtedness in a principal amount in excess of $25,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or Governing any such indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such indebtedness to become due prior to its stated maturity.

                 5. Any default under the Supply Contract shall have occurred.

                 6. The Borrower shall make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they mature, apply to any court for the appointment of a trustee or receiver of any substantial part of its properties, or commence any voluntary proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other similar law of any jurisdiction.

                 7. Any such application or any such proceedings described in paragraph 6 above shall be filed or commenced against the Borrower, and the Borrower shall indicate its approval, consent or acquiescence thereto, or an order shall be entered adjudicating the Borrower bankrupt or insolvent and such order remains in effect for 30 days.

                 8. The Borrower shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of business, or (iii) take any corporate action to authorize any of the actions or events set forth above in this paragraph 8.

                 If any Event of Default shall occur, the Lender may (i) by notice to the Borrower, declare the entire unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts payable hereunder to be forthwith due and payable, whereupon all unpaid principal under this Note, all such accrued interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that if an event described in paragraphs 6 or 7 above shall occur, the result which would otherwise occur only upon giving of notice by the Lender to the Borrower as specified above shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, proceed to enforce all other rights and remedies available to the Lender under applicable law.

                 No amendment or waiver of any provision of this Note, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall





                                       5.

be in writing and signed by the Lender and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile) and mailed, sent or delivered to the respective parties hereto at or to the following addresses or facsimile numbers (or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto):


                 Borrower
                 --------
                 Grays Harbor Paper L.P.
                 801 23rd Street
                 Hoquiam, Washington 98550
                 Attn.:  William D. Quigg
                 Fax:  (206) 532-8088

                 Lender
                 ------
                 Pope & Talbot, Inc.
                 1500 S.W. First Avenue
                 Portland, OR 97201
                 Attn.:  Carlos M. Lamadrid
                 Fax:  (503) 220-2722

All such notices and communications shall be effective (i) if delivered by hand, upon delivery; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class, postage prepaid; and
(iii) if sent by facsimile, when sent.

                 No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

                 Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or





                                       6.

invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

                 The Borrower agrees to pay on demand all costs and expenses of the Lender, and the fees and disbursements of counsel to the Lender, in connection with (i) any amendments, modifications or waivers of the terms hereof, (ii) any Default, (iii) the enforcement or attempted enforcement of, and preservation of any rights under, this Note, and (iv) any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, including, without limitation, any and all losses, costs and expenses sustained by the Lender as a result of any failure by the Borrower to perform or observe its obligations contained herein. In addition, the Borrower agrees to indemnify the Lender against and hold it harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of this Note.

                 This Note shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Lender and their respective successors and assigns; provided that the Borrower shall not have the right to assign its rights and obligations hereunder or any interest herein or therein without the prior written consent of the Lender.

                 THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON.

                 The Borrower hereby (i) submits to the non-exclusive jurisdiction of the courts of the States of Oregon and Washington and the Federal courts of the United States sitting in the States of Oregon and Washington for the purpose of any action or proceeding arising out of or relating to this Note and any other documents and instruments relating hereto,
(ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. The Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified above. Nothing herein shall affect the right of the Lender to serve legal process in any other manner permitted by law or limit the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.





                                       7.

                 IN WITNESS WHEREOF, the Borrower has duly executed this Note, as of the date first above written.

                                             GRAYS HARBOR PAPER L.P., a
                                             Washington limited partnership

                                             By:  Grays Harbor Industrial, Inc.,
                                                  a Washington corporation, its
                                                  general partner


                                             By:  ______________________________
                                                  Title:





                                       8.

                                   EXHIBIT D

                       PULP PAYABLE SUBORDINATION LETTER

                                 SPECIMEN FORM

                              POPE & TALBOT, INC.


September 28, 1994


Mr. William D. Quigg
Grays Harbor Paper, L.P.
801 23rd Street
Hoquiam, WA 98550

Re:  Pulp Sales Supply Contract

Dear Mr. Quigg:

                 Reference is made to the Amended and Restated Pulp Sales Supply Contract dated as of September 28, 1994 (as amended, modified, renewed or extended from time to time, the "Supply Contract") between Grays Harbor Paper L.P., a Washington limited partnership, formerly known as Hoquiam Paper Company, A Washington Limited Partnership (the "Buyer"), and Pope & Talbot, Inc., a Delaware corporation (the "Seller"). This letter agreement (this "Agreement") is intended to set forth our mutual understandings with respect to the terms of subordination of certain accounts payable to Seller for Sales of Pulp under the Supply Contract.

                 1. Seller hereby agrees that $2,000,000 in aggregate amount at any time outstanding (the "Subordinated Amount") of accounts payable by Buyer to Seller for sales of Pulp under the Supply Contract (the "Pulp Payables"), together with the fee described below (the "Subordination Fee"), shall be subordinate and subject in right of payment to the extent and in the manner set forth in that certain Subordination and Intercreditor Agreement dated as of September 28, 1994 (as amended, modified, renewed or extended from time to time, the "Subordination Agreement") among the Seller, the Buyer and U.S. Bank of Washington, National Association ("U.S. Bank"). Without limiting the generality of the foregoing, Seller shall agree pursuant to the Subordination Agreement that unless and to the extent permitted by the Subordination Agreement, Seller shall not accept or receive any payment from or on behalf of Buyer for or on account of any Pulp Payables if after giving effect to such payment the outstanding balance of Pulp Payables would not be at least equal to the Subordinated Amount. Except for the foregoing subordination, the terms and provisions of the Supply Contract shall remain unchanged and in full force and effect, and the Buyer shall continue to make payments under the Supply Contract in accordance with its terms.

                 2. In consideration of the foregoing agreement of subordination, the Buyer agrees to pay a subordination fee on the Subordinated Amount from the date hereof until the Termination Date (as defined below), monthly in arrears, on the first day of each month, and on the Termination Date, commencing on November 1, 1994, at a rate per annum equal at all times to the Prime Rate plus 1% per annum. As used





                                       1.

herein, the "Prime Rate" means, for any day, the "prime rate" from time to time published in The Wall Street Journal or, if The Wall Street Journal is not then being published or if a quotation of the prime rate is for any reason not available therein, then the "prime rate" as published in another national financial reporting publication, as selected by the Seller. The subordination fee hereunder shall change as of each effective date of a change in the Prime Rate. In the event that any amount of such fee, or any other amount payable hereunder, is not paid in full when due, the Buyer shall pay interest on such unpaid fee or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Prime Rate plus 5% per annum. All computations of per annum fee and interest shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fee or interest is payable.

                 3. All payments hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds, to the Seller, at U.S. Bank of Oregon, acct. no. 1790012296, routing no. 123000220, Portland, Oregon, or to such other place and account of the Seller as it from time to time shall designate in a written notice to the Buyer.

                 4. Whenever any payment hereunder shall be stated to be due, or whenever any fee or interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then, except as otherwise provided herein, such payment shall be made, and such fee or interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fee or interest hereunder. As used herein, "Business Day" means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Seattle, Washington, and Portland, Oregon.

                 5. All payments shall be made hereunder unconditionally in full without deduction, setoff, counterclaim or other defense, including, without limitation, any deduction or setoff arising out of or in connection with the Supply Contract; provided, however, that no payment hereunder shall be deemed to be a waiver of any right or claim that the Buyer may have under the Supply Contract. The Buyer represents and warrants to the Seller that, to the best of Buyer's knowledge, there is no claim, defense, counterclaim or set-off which could be asserted by or is available to the Buyer against the Seller.

                 6. Anything herein to the contrary notwithstanding, if during any period for which the subordination fee or interest is computed hereunder, the amount of such fee (to the extent it would be treated as interest under applicable law) or any interest computed on the basis provided for in this Agreement, together with all other fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate,





                                       2.

the Buyer shall not be obligated to pay, and the Seller shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, "Highest Lawful Rate" means the maximum nonusurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Seller in connection with this Agreement under applicable law.

                 7. Upon the termination of the subordination obligations of Seller with respect to the Subordinated Amount and the Subordination Fee pursuant to Subordination Agreement referred to above, this Agreement shall terminate, effective the date of such termination under the Subordination Agreement (the "Termination Date"), and the payment obligations of the Buyer with respect to the Pulp Payables shall thereupon be governed exclusively by the Supply Contract; provided, however, that any outstanding obligations of Buyer to pay any fee, interest or other amounts existing as of the Termination Date shall survive such termination.

                 8. No amendment or waiver of any provision of this Agreement, nor any consent to any departure by the Buyer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Seller and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                 9. No failure on the part of the Seller to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Seller.

                 10. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

                 11. The Buyer agrees to pay on demand all costs and expenses of the Seller, and the fees and disbursements of counsel to the Seller, in connection with (i) any amendments, modifications or waivers of the terms hereof, (ii) the enforcement or attempted enforcement of, and preservation of any rights under, this Agreement, and (iii) any out-of-court workout or other refinancing or restructuring or in any bankruptcy





                                       3.

case, including, without limitation, any and all losses, costs and expenses sustained by the Seller as a result of any failure by the Buyer to perform or observe its obligations contained herein.

                 12. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Buyer, the Seller and their respective successors and assigns; provided that the Buyer shall not have the right to assign its rights and obligations hereunder or any interest herein or therein without the prior written consent of the Seller.

                 13. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON.

                 If the foregoing is satisfactory to you, please indicate your agreement and acceptance below and return a copy of this letter to the undersigned. Upon your signature, this letter agreement shall become a binding agreement of the Buyer and the Seller as of the date first written above.

                                                   POPE & TALBOT, INC.


                                         By:      ______________________________
                                                  Title:




Accepted and agreed

GRAYS HARBOR PAPER L.P.,
a Washington limited partnership


By:      Grays Harbor Industrial, Inc.,
         a Washington corporation,
         its general partner


By:      _____________________
         Title:





                                       4.

                                   EXHIBIT E

                     OPTION TO ACQUIRE PARTNERSHIP INTEREST

                     OPTION TO ACQUIRE PARTNERSHIP INTEREST

                                       OF

                            GRAYS HARBOR PAPER, L.P.

DATED:   September 28, 1994

AMONG:   Pope & Talbot, Inc., a Delaware corporation ("Holder")

         Grays Harbor Paper, L.P., a Washington limited partnership, formerly known as Hoquiam Paper Company, L.P. ("Company")


AND: Grays Harbor Industrial, Inc., a Washington corporation, the general partner of the Company ("General Partner") and those other entities identified on the attached Exhibit 8.1.2 which have executed this instrument, the limited partners of the Company ("Limited Partners") (the General Partner and the Limited Partners collectively "Partners")


         1. GRANT OF OPTION. For and in consideration of the Holder entering into an Amended and Restated Pulp Sales Supply Contract of even date herewith ("Supply Contract") and the Intercreditor and Subordination Agreement and the Pulp Payable Subordination Letter identified in section 2 herein with the Company, the Company and the Partners, each on behalf of itself, hereby grant to Holder (and/or its designee), an irrevocable option (the "Option") to acquire all the Partners' partnership interests in the Company including but not limited to interests in the capital and profits of the Company.

         2. TIME OF EXERCISE. The Option may be exercised by Holder upon the expiration of three (3) years from the date hereof, provided that during such three (3) year period the subordination provisions under (a) that certain Intercreditor and Subordination Agreement of even date among U.S. Bank of Washington, National Association ("U.S. Bank"), the Company and Holder and (b) that certain Pulp Payable Subordination Letter of even date between the Company and Holder have not terminated and become of no further force or effect.

         3. LIMITATIONS ON DISTRIBUTIONS. Once the Option is exercisable, no further distributions may be made from the Company to Partners without Holder's prior written consent, which Holder may withhold in its sole discretion.

         4. EXERCISE OF OPTION. If Holder elects to exercise the Option, it must do so within 180 days after the expiration of three (3) years from the date hereof. The Holder shall exercise





1 - OPTION AGREEMENT
the Option by giving written notice to the Company and the Partners of its exercise.

         5.      CLOSING.  At closing

                 5.1 The Holder (and/or its designee) shall pay to each respective Partner an amount equal to the net fair market value of the Company's assets (real property and personal property, including accumulated income and going concern value, if any) determined as of the date the Option is exercised, reduced by the Company's liabilities (at face value) including interest outstanding thereon, multiplied by that portion of the Partner's percentage interest in the Company's capital and profits on such date.

                          5.1.1  The Partners hereby irrevocably authorize the
Company, acting by and through the General Partner, to negotiate and act on their behalf in establishing the price payable by Holder for all the partnership interests to be purchased by Holder upon its exercise of this Option, and they agree to be bound by the price agreed to by the Company on their behalf hereunder provided that such price is approved by Partners holding a majority of limited partnership interests in Buyer. If the Holder and the Company have not reached an agreement as to the price determined in accordance with this formula within 15 days of the exercise of the option, market value shall be established by an appraisal of such assets by a qualified appraiser agreed upon by the Holder and the Company. If agreement cannot be reached upon the selection of an appraiser within 30 days after Holder's the exercise of the option, then the Holder and the Company each shall have the right to select one qualified appraiser and the appraisers selected shall select an additional appraiser similarly qualified.. The Holder and the Company shall have 5 days to select an appraiser and to notify the other of such selection. If only one of either Holder or company selects an appraiser and notifies the other of its selection within the time provided in this subsection 6.1.1 the valuation-determined by such appraiser shall be binding on all parties and may not be appealed. If the appraisers selected by the Company and the Holder are unable to reach an agreement as to the third appraiser within 10 days after the latter of their appointments, the presiding judge of the Superior Court of King County, Washington shall appoint the third appraiser.

                          5.1.2  In making their appraisal, each of the
appraisers shall make an independent appraisal of said assets and, in so doing, shall first determine the fair market value of all such assets. If three appraisals are made, the average of the two appraisals having results closest to each other shall be the determined fair market value of the partnership property. Any appraisal that is submitted more than 60 days after the appointment of the respective appraiser shall be disregarded. The costs of all appraisals shall be borne equally by the Holder and the Company. The valuation determined in accordance with





2 - OPTION AGREEMENT
this Section shall be binding on all parties and may not be appealed.

                 5.2 The respective Partners shall assign their interests in the Company being conveyed pursuant to this Option Agreement in form and substance acceptable to Holder.

                 5.3 Each of the Partners as an Optionor shall execute and deliver to the Holder as Optionee UCC-1 Financing Statements in the form attached as Exhibit 6.3. [INTENTIONALLY NOT FILED]

                 5.4 The Holder (and/or its-designee) shall be admitted as a Substituted Partner irrespective of any limitation placed thereon in Section
16.7 of the Agreement. The Company and Partners hereby consent to the transfers described in this Option Agreement and they hereby agree to do all things necessary or helpful to effectuate the transfer or transfers contemplated by the exercise or exercises of the Option.

         6. OPTION TRANSFERRABLE. The Option may be assigned or transferred by the Holder to any entity which controls, is controlled by or is under common control with Holder.

         7. REGISTRATION. Neither the Option nor the interest subject to the Option have been registered under the Securities Act of 1933 or any state securities law.

         8.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ITS PARTNERS.

                 8.1 The Company and each of its Partners represents and warrants that as of execution of the Option and as of the closing:

                          8.1.1  The Company is a limited partnership duly
organized and validly existing under the laws of the State of Washington, and is qualified to do business in each jurisdiction, if any, in which its property or business requires such qualification.

                          8.1.2  The Partners identified on Exhibit 8.1.2 are
all of the persons having a interest in the capital and profits of the Company.

                          8.1.3  Each of the Partners identified on Exhibit
8.1.2 executing this Option Agreement has good and marketable title to its interest in the Company, and except as disclosed on Exhibit 8.1.2, such interest is free and clear of security interests, mortgages, liens, pledges, charges, claims, or encumbrances of any kind or character. No person, firm or corporation has any written or oral agreement, option, understanding or commitment or other right or privilege that will become an agreement for the purchase from any of the Partners or from the Company of any interest in the Company.





3 - OPTION AGREEMENT

                          8.1.4  There is no litigation, proceeding, or
investigation pending or, to the knowledge of the Company or the Partners threatened against any of them that would adversely affect Holder's exercise of the Option or the subsequent acquisition of the partnership interests.

         9. COVENANTS. The Company and each of its Partners covenants that:

                 9.1 Throughout the term of the Option neither the Company nor the Partners shall issue or transfer a partnership interest in the Company unless and until the transferor agrees in writing to be bound by the terms of this Option Agreement.

                 9.2 During the term of the Option the Company and each of the Partners will not sell, assign, transfer, mortgage or hypothecate their partnership interests in the Company except transfers by will, trust or operation of law to members of their immediate family. Any permitted transferee of a partnership interest will be bound by and will take such partnership interest subject to the terms and provisions of this Agreement.

                 9.3 During the term of the Option the Company and each of the Partners will notify all of the parties in writing as to any change of its address.

         10.     MISCELLANEOUS.

                 10.1 Any notice under this Option Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, or (b) as of and when transmitted by facsimile transmission to a party at its address set forth in Exhibit 10.1 or to such other most recent address as a party may specify by notice to the other parties, or (c) if mailed, two days after being deposited as registered or certified mail directed to a party at its address set forth in Exhibit 10.1, or to such other most recent address as a party may specify by notice to the other parties. A party will have no obligation to send any required or permitted notice to any address other than that listed on Exhibit 10.1 or given pursuant to Section 10.1.

                 10.2 A waiver by any party of a breach of a provision of this Option Agreement or by the Holder to exercise its rights hereunder shall not constitute a waiver of or prejudice the party's right otherwise to exercise its rights or to demand strict compliance with that provision or any other provision.

                 10.3 The failure of any Partner to execute this Option Agreement will not affect the validity of the obligations hereunder of any Partner which does sign this Option Agreement.

                 10.4 This Option Agreement constitutes the entire agreement between the parties regarding its subject matter, supersedes and cancels any other agreement, representation, or





4 - OPTION AGREEMENT
communication, either written or oral, among the parties hereto relating to the transactions contemplated herein or the subject matter hereof. This Option Agreement may be amended only by written agreement executed by all of the parties.

                 10.5 The section and subsection headings in this Option Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Option Agreement.

                 10.6 This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington.

                 10.7 This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

                 10.8 This Option Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 10.9 In the event a civil action is institute to enforce or to interpret or rescind any of the terms of this Option Agreement, the prevailing party shall be entitled to recover from the other party such sums as the court or arbitration tribunal may judge reasonable as attorney's fees at arbitration, trial and on appeal or review or in any proceeding in bankruptcy court, in addition to any and all other amounts provided by law.

                 IN WITNESS WHEREOF, the parties have entered into this Option Agreement on the date first set forth above.

                 HOLDER:              POPE & TALBOT, INC.

                                      By:  __________________________________

                                      Title:  _______________________________

                 COMPANY:             GRAYS HARBOR PAPER, L.P., a
                                      Washington limited partnership

                                      By:  Grays Harbor Industrial, Inc.,
                                           a Washington corporation,
                                           its general partner

                                           By: _______________________________

                                           Title: ____________________________

                      (Signatures continued on next page)





5 - OPTION AGREEMENT

                     (Signatures continued from prior page)



                 GENERAL PARTNER:        GRAYS HARBOR INDUSTRIAL, INC.,
                                         a Washington corporation

                                         By:  _________________________________

                                         Title:  ______________________________


                 LIMITED PARTNERS:       QUIGG INVESTMENTS, INC.

                                         By:  _________________________________

                                         Title:  ______________________________


                                         DONOVAN INVESTMENT COMPANY, INC.

                                         By:  _________________________________

                                         Title:  ______________________________


                                         ISAACSON INVESTMENT COMPANY, INC.


                                         By: _________________________________

                                         Title:  _____________________________


                                         GRACO INVESTMENTS, INC.


                                         By: _________________________________

                                         Title: ______________________________


                                         GOLDBERG FAMILY INVESTMENT
                                         CORPORATION


                                         By: _________________________________

                                         Title: ______________________________


              (Limited Partner signatures continued on next page)





6 - OPTION AGREEMENT

             (Limited Partner signatures continued from prior page)



                 LIMITED PARTNERS
                 (continued):

                                         NORTHWEST PAPER INVESTMENTS, INC.

                                         By: __________________________________

                                         Title: _______________________________


                                         PEAK VENTURES, INC.

                                         By: __________________________________

                                         Title: _______________________________


                                         RLP DEVELOPMENT, INC.

                                         By: __________________________________

                                         Title: _______________________________


                                         PAPYRUS VERDE, INC.

                                         By: __________________________________

                                         Title: _______________________________


                                         RAVEN GROUP, INC.

                                         By: __________________________________

                                         Title: _______________________________


                                         CARLSWAN, INC.

                                         By: __________________________________

                                         Title: ___________________________


              (Limited Partner signatures continued on next page)





7 - OPTION AGREEMENT

             (Limited Partner signatures continued from prior page)




                 LIMITED PARTNERS
                 (continued):

                                         CHASWAN, INC.


                                         By: __________________________________

                                         Title: _______________________________


                                         WDQ INVESTMENTS, INC.

                                         By: __________________________________

                                         Title: _______________________________





8 - OPTION AGREEMENT

                                 EXHIBIT 8.1.2

                     Identification of the General Partner
                           and all Limited Partners

                                                        Interest Pledged or
                                                        Otherwise Encumbered
                                                        --------------------

                                                            YES      NO
                                                            ---      --
General Partner:

                 Grays Harbor Industrial, Inc.,             _____   _____
                 a Washington corporation


Limited Partners:

                 WDQ Investments, Inc.                      _____   _____

                 Quigg Investments, Inc.                    _____   _____

                 Donovan Investment Company, Inc.           _____   _____

                 Isaacson Investment Company, Inc.          _____   _____

                 Graco Investments, Inc.                    _____   _____

                 Goldberg Family Investment Corporation     _____   _____

                 Northwest Paper Investments, Inc.          _____   _____

                 Peak Ventures, Inc.                        _____   _____

                 RLP Development, Inc.                      _____   _____

                 Papyrus Verde, Inc.                        _____   _____

                 Raven Group, Inc.                          _____   _____

                 Carlswan, Inc.                             _____   _____

                 Chaswan, Inc.                              _____   _____

                                  EXHIBIT 10.1

                            Addresses of the Parties



Holder:                   Pope & Talbot, Inc.
                          Crown Plaza, Second Floor
                          1500 S.W. First Avenue
                          Portland, OR 97201
                          Fax:  503-220-2729

Company:                  Grays Harbor Paper, L.P.
                          801 23rd Street
                          Hoquiam, WA 98550
                          Fax:  206-538-5636

General Partner:          Grays Harbor Industrial, Inc.
                          801 23rd Street
                          Hoquiam, WA 98550
                          Fax:  206-538-5636

Limited Partners:         WDQ Investments, Inc.
                          801 23rd Street
                          Hoquiam, WA 98550
                          Fax:  206-538-5636

                          Quigg Investments, Inc.
                          P.O. Box 1701
                          Aberdeen, WA 98520

                          Donovan Investment Company, Inc.
                          P.O. Box 33
                          Hoquiam, WA 98550

                          Isaacson Investment Company, Inc.
                          P.O. Box 127
                          Aberdeen, WA 98520

                          Graco Investments, Inc.
                          520 Pike Street, 20th Floor
                          Seattle, WA 98101

                          Goldberg Family Investment Corporation
                          P.O. Box 960
                          Aberdeen, WA 98520

                          Northwest Paper Investments, Inc.
                          602 Valley Avenue N.E.
                          Puyallup, WA 98372-2519

                                  Peak Ventures, Inc.
                                  520 Pike Street, Suite 2230
                                  Seattle, WA 98101

                                  RLP Development, Inc.
                                  701 Fifth Ave., Suite 2200
                                  Seattle, WA 98104-7091

                                  Papyrus Verde, Inc.
                                  701 Fifth Ave., Suite 2200
                                  Seattle, WA 98104-7091

                                  Raven Group, Inc.
                                  1601 Second Ave., Suite 701
                                  Seattle, WA 98101

                                  Carlswan, Inc.
                                  c/o Doug Kay
                                  Aiken & Kay
                                  P.O. Box 7364
                                  Olympia, WA 98507

                                  Chaswan, Inc.
                                  c/o Doug Kay
                                  Aiken & Kay
                                  P.O. Box 7364
                                  Olympia, WA 98507





EXHIBIT 10.1

                                   EXHIBIT F

                        ADDITIONAL TERMS AND CONDITIONS

1. TESTS: Buyer shall not dispute the quality of any Pulp delivered to Buyer hereunder, unless the results (when averaged) of tests performed by Buyer with respect to a representative sampling of the bales of Pulp shipped in the truckload which included such delivered Pulp show that the Pulp tested does not meet the specifications received in this Supply Contract.

2. CLAIMS: All claims of every nature, including but not limited to the quality, quantity, or condition of the Pulp and the time, place or manner of delivery, must be made in writing or by telegram to Seller within thirty (30) days from the date of delivery at Buyer's mill. The Buyer shall make payment when due, subject to final adjustment according to the results of retesting or arbitration.

         In no event shall any claim exceed the price for the quantity of Pulp which is established to be inferior in quality or to be improperly delivered. Neither party shall be liable for any indirect, special, or consequential damages resulting from any breach hereof.

3. TAX: The amount of any federal, state, or municipal sales or excise tax imposed and payable or accruing on or by reason of this Supply Contract shall be added to the price and paid in full without discount by the Buyer.

4. FORCE MAJEURE: For all purposes of this Supply Contract the expression "Force Majeure" includes any Act of God, war,





1 - EXHIBIT F
         mobilization, strike, lockout, drought, flood, total or partial fire, obstruction of navigation by ice, or loss, damage or detention at sea, acts of governmental agencies, or other contingency or cause beyond the control of the Seller which prevents the manufacture and/or shipment of Pulp, or beyond the control of the Buyer which prevents the manufacture or delivery of Pulp or paper. The Buyer or the Seller, as the case may be, may suspend performance under this Supply Contract pending Force Majeure, neither party being responsible to the other party for any damage resulting from such suspension. Pulp lost or damaged in transit need not be replaced by Seller nor accepted by Buyer.

         The Buyer or the Seller, as the case may be, shall give prompt notice to the other party of any Force Majeure which may, according to previous section of this clause, affect the performance under this contract, and also which such Force Majeure ceases, and as soon as practicable, notify to what extent it will necessitate a suspension. Shipments in transit from Seller's mill must be accepted by the Buyer. In case Seller's stock of Pulp is totally or partially destroyed, and/or damaged by fire, the Seller is entitled to cancel such quantity which as a consequence cannot be delivered.

         During any period of Force Majeure, the party whose performance is not excused or suspended pending Force





2 - EXHIBIT F

         Majeure may sell or buy, an the case may be, Pulp to third parties and not be in breach of this Supply Contract. If Force Majeure should extend for longer than 90 consecutive days, then the party whose performance hereunder is not excused or suspended by Force Majeure may terminate this Supply Contract and the parties' respective rights, duties and obligations hereunder by giving written notice to the other party of its election to terminate this Supply Contract.

5. UNEXCUSED FAILURE TO PERFORM: If Buyer refuses to accept delivery of Pulp under this Supply Contract, except for reasons excused by this Supply Contract, the Pulp cannot afterwards be claimed by the Buyer but may be sold by the Seller for the Buyer's account. That is, Buyer shall remain obligated to Seller for any deficiency in the price realized by Seller from sales of pulp to third parties below the price which would have been payable by Buyer for the Pulp hereunder. If Seller refuses to make delivery of Pulp under this Supply Contract, except for reasons excused by this Supply Contract, Buyer, after fifteen (15) days' written notice to the Seller during which time Seller may remedy such refusal, may purchase equivalent Pulp from other sources for the Seller's account. That is, Seller shall be obligated to Buyer for any increase in price paid by Buyer for Pulp purchased from third parties over the price which would have been payable to Seller for the pulp hereunder.





3 - EXHIBIT F

6. WAIVER: No right of any party shall be deemed waived by any failure to exercise a right in any prior instance. All valid waivers must be in writing.

7. TERMINATION. Termination of this Supply Contract as provided herein, other than for Force Majeure as permitted above, shall not release Buyer from the obligation to accept and pay for all Pulp delivered hereunder prior to the effective date of termination nor release the Seller from the obligation to deliver Pulp to Buyer which had previously been ordered and to which Buyer is entitled under this Agreement.

8. APPLICABLE LAW. This Agreement shall be governed in all respects by the law of the State of Washington.

9. USE: Buyer is responsible for determining the suitability of Pulp purchased hereunder for any particular use.





4 - EXHIBIT F